Exhibit 99.1

NEWS RELEASE

NETGEAR® REPORTS THIRD QUARTER 2024 RESULTS

Q3 net revenue of $182.9 million, above the high end of guidance

Achieved GAAP and non-GAAP profitability, above the high end of guidance

Fifth consecutive quarter of free cash flow generation

Added more than $100 million to cash and cash equivalents to end Q3 with $395.7 million

SAN JOSE, California – October 30, 2024 - NETGEAR, Inc. (NASDAQ: NTGR), a global leader in intelligent networking solutions for businesses, homes, and service providers, today reported financial results for the third quarter ended September 29, 2024.

•
Third quarter 2024 net revenue of $182.9 million, a decrease of 7.6% from the comparable prior-year quarter.
•
Third quarter 2024 GAAP operating income of $95.8 million, or 52.4% of net revenue, as compared to operating loss of $0.6 million, or (0.3)% of net revenue, in the comparable prior-year quarter.
◦
Third quarter 2024 non-GAAP operating income of $1.6 million, or 0.9% of net revenue, as compared to non-GAAP operating income of $5.3 million, or 2.7% of net revenue, in the comparable prior-year quarter.
•
Third quarter 2024 GAAP net income per diluted share of $2.90, as compared to net loss per diluted share of $2.87 in the comparable prior-year quarter.
◦
Third quarter 2024 non-GAAP net income per diluted share of $0.17, as compared to non-GAAP net income per diluted share of $0.23 in the comparable prior-year quarter.
•
Cash, cash equivalents and short-term investments ended at $395.7 million, up $101.4 million from the previous quarter.

The accompanying schedules provide a reconciliation of financial measures computed on a GAAP basis to financial measures computed on a non-GAAP basis.

CJ Prober, Chief Executive Officer of NETGEAR, commented, "Today marks my nine-month anniversary with NETGEAR, and I am thrilled with our progress and the speed at which we are executing on our transformation. Q3 was an excellent quarter where we exceeded revenue and operating income guidance, achieved profitability, and increased our cash balance by over $100 million.”

Mr. Prober continued, “Our ProAV business had another record quarter in end user sales, and we added over 30 new manufacturing partners to strengthen our differentiation and software leadership in this category. We also launched several innovative products, including the M7 Pro, the industry’s first mobile hotspot that combines 5G and WIFI 7. With great executives joining the team and already driving positive early results, we are confident that we are positioning NETGEAR to fully capitalize on numerous market opportunities to generate long-term growth and profitability and we remain focused on creating long-term value for shareholders.”

Bryan Murray, Chief Financial Officer of NETGEAR, added, “We continued to execute on our plan to reduce our inventory, which declined by $27.0 million sequentially and represents less than 4 months of inventory, including finished goods and components, for the first time in over 3 years. Gross margin for the quarter exceeded 30% and NFB topline grew over 10% year over year and returned to historical levels on contribution margin. In Q3 we also delivered a fifth consecutive quarter of free cash flow generation, even after removing the effect of the TP-Link settlement, and we exited the quarter with $395.7 million in cash and cash equivalents, a $101.4 million sequential increase. In addition, we repurchased approximately $1.5 million of NETGEAR common stock before being restricted from further repurchases in the quarter due to trading restrictions associated with our TP-Link settlement negotiations. We expect to resume our share repurchase program in Q4 as we continue to believe that share repurchases are an important part of our capital allocation plan.”

Business Outlook

Mr. Murray continued, “As we experienced in the third quarter, we expect to continue to see more predictable performance that is aligned with the market for both of our businesses. Within NFB, we expect to experience continued growth led by our ProAV line of managed switches. While we are seeing the signs of market recovery in CHP, we expect increased promotional activity within our retail business due in part to the holiday period. As we were able to pull forward the launch of our M7 Pro mobile hotspot into the third quarter, we expect revenue from the service provider channel to be approximately $20 million in Q4, down slightly on a sequential basis. Accordingly, we expect fourth quarter net revenue to be in the range of $160 million to $175 million. We expect gross margins and operating margins to continue to be impacted by our inventory reduction efforts and higher than expected transportation costs due to a variety of factors, including the Red Sea shipping crisis. We also expect margins to be impacted from the increased promotional activities within our CHP retail business. Accordingly, we expect our fourth quarter GAAP operating margin to be in the range of (12.4)% to (9.4)%, and non-GAAP operating margin to be in the range of (8.0)% to (5.0)%. Our GAAP tax benefit is expected to be in the range of $2.0 million to $3.0 million, and our non-GAAP tax benefit is expected to be in the range of $0.0 million to $1.0 million for the fourth quarter of 2024.”

A reconciliation between the Business Outlook on a GAAP and non-GAAP basis is provided in the following table:

	Three months ending
	December 31, 2024
(In millions, except for percentage data)	Operating Margin Rate	Tax Expense (Benefit)

GAAP	(12.4)% - (9.4)%	$(3.0) - $(2.0)
Estimated adjustments for[1]:
Stock-based compensation expense	3.9%	-
Restructuring and other charges	0.5%	-
Non-GAAP tax adjustments	-	$2.0
Non-GAAP	(8.0)% - (5.0)%	$(1.0) - $0

1 Business outlook does not include estimates for any currently unknown income and expense items which, by their nature, could arise late in a quarter, including: litigation reserves, net; acquisition-related charges; impairment charges; restructuring and other charges and discrete tax benefits or detriments that cannot be forecasted (e.g., windfalls or shortfalls from equity awards or items related to the resolution of uncertain tax positions). New material income and expense items such as these could have a significant effect on our guidance and future GAAP results.

Investor Conference Call / Webcast Details

NETGEAR will review the third quarter results and discuss management's expectations for the fourth quarter of 2024 today, Wednesday, October 30, 2024 at 5 p.m. ET (2 p.m. PT). The toll-free dial-in number for the live audio call is (888) 660-6392. The international dial-in number for the live audio call is (929) 203-0899. The conference ID for the call is 1030183. A live webcast of the conference call will be available on NETGEAR's Investor Relations website at http://investor.netgear.com. A replay of the call will be available via the web at http://investor.netgear.com.

About NETGEAR, Inc.

Founded in 1996 and headquartered in the USA, NETGEAR® (NASDAQ: NTGR) is a global leader in innovative networking technologies for businesses, homes, and service providers. NETGEAR delivers a wide range of award-winning, intelligent solutions designed to unleash the full potential of connectivity and power extraordinary experiences. For businesses, NETGEAR offers reliable, easy-to-use, high-performance networking solutions, including switches, routers, access points, software, and AV over IP technologies, tailored to meet the diverse needs of organizations of all sizes. NETGEAR’s Connected Home products deliver advanced connectivity, powerful performance, and enhanced security features right out of the box, designed to keep families safe online, whether at home or on the go. More information is available from the NETGEAR Press Room or by calling (408) 907-8000. Connect with NETGEAR: Facebook, Instagram and the NETGEAR blog at NETGEAR.com.

© 2024 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks or registered trademarks of NETGEAR, Inc. and its affiliates in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Source: NETGEAR-F

Contact:

NETGEAR Investor Relations

Erik Bylin

investors@netgear.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent NETGEAR, Inc.’s expectations or beliefs concerning future events based on information available at the time such statements were made and include statements regarding: NETGEAR’s future operating performance and financial condition, including expectations regarding growth, revenue, operating margin and gross margin; creating long-term value for shareholders; positioning NETGEAR for long term success; long-term potential and profitable growth; NETGEAR’s continued NFB growth led by the ProAV line of managed switches; expectations regarding more predictable performance that is aligned to the market; expectations regarding volatility from shifting channel inventory levels; expectations regarding gross margins and operating margins being impacted by inventory reduction efforts and transportation costs; revenue from the service provider channel; timing of the launch of next generation 5G mobile hotspots; expectations regarding continuing market demand for the NETGEAR’s products and services; expectations regarding expected tax benefits or tax expenses; and plans to repurchase shares of NETGEAR common stock. These statements are based on management's current expectations and are subject to certain risks and uncertainties, including the following: future demand for NETGEAR’s products and services may be lower than anticipated; NETGEAR may be unsuccessful, or experience delays, in manufacturing and distributing its new and existing products and services; consumers may choose not to adopt NETGEAR’s new product and services offerings or adopt competing products and services; NETGEAR may fail to manage costs, including the cost of key components, the cost of air freight and ocean freight, and the cost of developing new products and manufacturing and distribution of its existing offerings; NETGEAR may fail to successfully manage channel inventory levels; NETGEAR may fail to successfully continue to effect operating expense savings; changes in the level of NETGEAR's cash resources and NETGEAR’s planned usage of such resources, including potential repurchases of NETGEAR’s common stock; changes in NETGEAR’s stock price and developments in the business that could increase NETGEAR’s cash needs; fluctuations in foreign exchange rates; loss of services of key personnel may affect NETGEAR’s ability to executive on business strategy effectively; and the actions and financial health of NETGEAR’s customers, including NETGEAR’s ability to collect receivables as they become due. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect NETGEAR and its business are detailed in NETGEAR’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Part II - Item 1A. Risk Factors" in NETGEAR’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2024, filed with the Securities and Exchange Commission on August 2, 2024. Given these circumstances, you should not place undue reliance on these forward-looking statements. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Non-GAAP Financial Information:

To supplement our unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), we disclose certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP gross margin, non-GAAP research and development, non-GAAP sales and marketing, non-GAAP general and administrative, non-GAAP total operating expenses, non-GAAP operating income (loss), non-GAAP operating margin, non-GAAP other income (expenses), net, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. These supplemental measures exclude adjustments for amortization of intangibles, stock-based compensation expense, intangibles impairment, restructuring and other charges, litigation reserves, net, gain/loss on investments, net, gain on litigation settlements, and adjust for effects related to non-GAAP tax adjustments. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our operating performance on a period-to-period basis because such items are not, in our view, related to our ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by offering:

• the ability to make more meaningful period-to-period comparisons of our on-going operating results;

• the ability to better identify trends in our underlying business and perform related trend analyses;

• a better understanding of how management plans and measures our underlying business; and

• an easier way to compare our operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding them in the reconciliations of these non-GAAP financial measures:

Amortization of intangibles consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions. We consider our operating results without these charges when evaluating our ongoing performance and forecasting our earnings trends, and therefore exclude such charges when presenting non-GAAP financial measures. We believe that the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of our competitors.

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options, restricted stock units, performance shares and shares under the employee stock purchase plan granted to employees. We believe that the exclusion of these charges provides for more accurate comparisons of our operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, we believe it is useful to investors to understand the specific impact stock-based compensation expense has on our operating results.

Other items consist of certain items that are the result of either unique or unplanned events, including, when applicable: restructuring and other charges, litigation reserves, net, and gain/loss on investments, net. It is difficult to predict the occurrence or estimate the amount or timing of these items in advance. Although these events are reflected in our GAAP financial statements, these unique transactions may limit the comparability of our on-going operations with prior and future periods. The amounts result from events that often arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Therefore, the amounts do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred.

Non-GAAP tax adjustments consist of adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income (loss). We believe providing financial information with and without the income tax effects relating to our non-GAAP financial measures, as well as adjustments for valuation allowances on deferred tax assets, provides our management and users of the financial statements with better clarity regarding both current period performance and the on-going performance of our business. Non-GAAP income tax expense (benefit) is computed on a current and deferred basis with non-GAAP income (loss) consistent with use of non-GAAP income (loss) as a performance measure. The Non-GAAP tax provision (benefit) is calculated by adjusting the GAAP tax provision (benefit) for the impact of the non-GAAP adjustments, with specific tax provisions such as state income tax and Base-erosion and Anti-Abuse Tax recomputed on a non-GAAP basis, as well as adjustments for valuation allowances on deferred tax assets. The tax valuation allowance is a non-cash adjustment primarily reflecting our expectations of, and assumptions as to, future operating results and applicable tax laws, that are not directly attributable to the current quarter’s operating performance. For interim periods, the non-GAAP income tax provision (benefit) is calculated based on the forecasted annual non-GAAP tax rate before discrete items and adjusted for interim discrete items.

Source: NETGEAR-F

-Financial Tables Attached-

NETGEAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 29, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$273,767	$176,717
Short-term investments	121,965	106,931
Accounts receivable, net	177,326	185,059
Inventories	161,976	248,851
Prepaid expenses and other current assets	34,302	30,421
Total current assets	769,336	747,979
Property and equipment, net	10,640	8,273
Operating lease right-of-use assets	30,758	37,285
Goodwill	36,279	36,279
Other non-current assets	15,623	17,326
Total assets	$862,636	$847,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,035	$46,850
Accrued employee compensation	19,964	21,286
Other accrued liabilities	155,193	168,084
Deferred revenue	29,596	27,091
Income taxes payable	14,569	1,037
Total current liabilities	271,357	264,348
Non-current income taxes payable	8,510	12,695
Non-current operating lease liabilities	22,016	29,698
Other non-current liabilities	10,423	4,906
Total liabilities	312,306	311,647
Stockholders’ equity:
Common stock	29	30
Additional paid-in capital	987,576	967,651
Accumulated other comprehensive income	152	136
Accumulated deficit	(437,427)	(432,322)
Total stockholders’ equity	550,330	535,495
Total liabilities and stockholders’ equity	$862,636	$847,142

NETGEAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and percentage data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 29, 2024	June 30, 2024	October 1, 2023	September 29, 2024	October 1, 2023

Net revenue	$182,854	$143,900	$197,845	$491,340	$552,166
Cost of revenue	126,371	112,077	128,911	354,797	368,550
Gross profit	56,483	31,823	68,934	136,543	183,616
Gross margin	30.9%	22.1%	34.8%	27.8%	33.3%
Operating expenses:
Research and development	20,905	19,851	20,738	60,983	63,703
Sales and marketing	31,196	29,757	30,865	91,482	97,226
General and administrative	8,357	19,186	16,364	45,610	49,136
Litigation reserves, net	(100,855)	8,200	178	(92,625)	178
Restructuring and other charges	1,072	1,688	366	3,792	2,703
Intangibles impairment	—	—	1,071	—	1,071
Total operating expenses	(39,325)	78,682	69,582	109,242	214,017
Income (loss) from operations	95,808	(46,859)	(648)	27,301	(30,401)
Operating margin	52.4%	(32.6)%	(0.3)%	5.6%	(5.5)%
Other income, net	3,485	2,713	2,280	9,048	11,685
Income (loss) before income taxes	99,293	(44,146)	1,632	36,349	(18,716)
Provision for income taxes	14,219	1,029	86,431	15,100	84,382
Net income (loss)	$85,074	$(45,175)	$(84,799)	$21,249	$(103,098)

Net income (loss) per share:
Basic	$2.96	$(1.56)	$(2.87)	$0.73	$(3.52)
Diluted	$2.90	$(1.56)	$(2.87)	$0.72	$(3.52)

Weighted average shares used to compute net income (loss) per share:
Basic	28,705	28,883	29,524	28,992	29,266
Diluted	29,364	28,883	29,524	29,389	29,266

NETGEAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 29, 2024	October 1, 2023
Cash flows from operating activities:
Net income (loss)	$21,249	$(103,098)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,761	5,491
Stock-based compensation	16,052	13,637
Gain on investments, net	(2,971)	(2,301)
Intangibles impairment	—	1,071
Deferred income taxes	254	82,205
Provision for excess and obsolete inventory	5,084	2,705
Changes in assets and liabilities:
Accounts receivable, net	7,733	76,585
Inventories	81,790	15,990
Prepaid expenses and other assets	3,146	(3,020)
Accounts payable	4,727	(38,443)
Accrued employee compensation	(1,322)	(4,952)
Other accrued liabilities	(9,608)	(46,929)
Deferred revenue	3,073	4,771
Income taxes payable	9,347	(3,130)
Net cash provided by operating activities	143,315	582
Cash flows from investing activities:
Purchases of short-term investments	(107,454)	(97,291)
Proceeds from maturities of short-term investments	90,290	85,006
Purchases of property and equipment	(6,502)	(3,601)
Purchases of long-term investments	(225)	(585)
Net cash used in investing activities	(23,891)	(16,471)
Cash flows from financing activities:
Repurchases of common stock	(22,917)	—
Restricted stock unit withholdings	(3,330)	(2,742)
Proceeds from exercise of stock options	308	—
Proceeds from issuance of common stock under employee stock purchase plan	3,565	3,590
Net cash (used in) provided by financing activities	(22,374)	848
Net increase (decrease) in cash and cash equivalents	97,050	(15,041)
Cash and cash equivalents, at beginning of period	176,717	146,500
Cash and cash equivalents, at end of period	$273,767	$131,459

NETGEAR, INC.

RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

(In thousands, except percentage data)

(Unaudited)

STATEMENT OF OPERATIONS DATA:

	Three Months Ended			Nine Months Ended
	September 29, 2024	June 30, 2024	October 1, 2023	September 29, 2024	October 1, 2023

GAAP gross profit	$56,483	$31,823	$68,934	$136,543	$183,616
GAAP gross margin	30.9%	22.1%	34.8%	27.8%	33.3%
Amortization of intangibles	—	—	—	—	257
Stock-based compensation expense	444	413	354	1,222	1,047
Non-GAAP gross profit	$56,927	$32,236	$69,288	$137,765	$184,920
Non-GAAP gross margin	31.1%	22.4%	35.0%	28.0%	33.5%

GAAP research and development	$20,905	$19,851	$20,738	$60,983	$63,703
Stock-based compensation expense	(868)	(844)	(841)	(2,410)	(3,050)
Non-GAAP research and development	$20,037	$19,007	$19,897	$58,573	$60,653

GAAP sales and marketing	$31,196	$29,757	$30,865	$91,482	$97,226
Stock-based compensation expense	(1,520)	(1,235)	(1,271)	(3,992)	(4,099)
Non-GAAP sales and marketing	$29,676	$28,522	$29,594	$87,490	$93,127

GAAP general and administrative	$8,357	$19,186	$16,364	$45,610	$49,136
Stock-based compensation expense	(2,788)	(3,396)	(1,819)	(8,428)	(5,441)
Non-GAAP general and administrative	$5,569	$15,790	$14,545	$37,182	$43,695

NETGEAR, INC.

RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES (CONTINUED)

(In thousands, except percentage data)

(Unaudited)

STATEMENT OF OPERATIONS DATA (CONTINUED):

	Three Months Ended			Nine Months Ended
	September 29, 2024	June 30, 2024	October 1, 2023	September 29, 2024	October 1, 2023

GAAP total operating expenses	$(39,325)	$78,682	$69,582	$109,242	$214,017
Stock-based compensation expense	(5,176)	(5,475)	(3,931)	(14,830)	(12,590)
Intangibles impairment	—	—	(1,071)	—	(1,071)
Restructuring and other charges	(1,072)	(1,688)	(366)	(3,792)	(2,703)
Litigation reserves, net	100,855	(8,200)	(178)	92,625	(178)
Non-GAAP total operating expenses	$55,282	$63,319	$64,036	$183,245	$197,475

GAAP operating income (loss)	$95,808	$(46,859)	$(648)	$27,301	$(30,401)
GAAP operating margin	52.4%	(32.6)%	(0.3)%	5.6%	(5.5)%
Amortization of intangibles	—	—	—	—	257
Stock-based compensation expense	5,620	5,888	4,285	16,052	13,637
Intangibles impairment	—	—	1,071	—	1,071
Restructuring and other charges	1,072	1,688	366	3,792	2,703
Litigation reserves, net	(100,855)	8,200	178	(92,625)	178
Non-GAAP operating income (loss)	$1,645	$(31,083)	$5,252	$(45,480)	$(12,555)
Non-GAAP operating margin	0.9%	(21.6)%	2.7%	(9.3)%	(2.3)%

GAAP other income, net	$3,485	$2,713	$2,280	$9,048	$11,685
Gain/loss on investments, net	(49)	(69)	(14)	(17)	16
Gain on litigation settlements	—	—	—	—	(6,000)
Non-GAAP other income, net	$3,436	$2,644	$2,266	$9,031	$5,701

NETGEAR, INC.

RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES (CONTINUED)

(In thousands, except per share data)

(Unaudited)

STATEMENT OF OPERATIONS DATA (CONTINUED):

	Three Months Ended			Nine Months Ended
	September 29, 2024	June 30, 2024	October 1, 2023	September 29, 2024	October 1, 2023

GAAP net income (loss)	$85,074	$(45,175)	$(84,799)	$21,249	$(103,098)
Amortization of intangibles	—	—	—	—	257
Stock-based compensation expense	5,620	5,888	4,285	16,052	13,637
Intangibles impairment	—	—	1,071	—	1,071
Restructuring and other charges	1,072	1,688	366	3,792	2,703
Litigation reserves, net	(100,855)	8,200	178	(92,625)	178
Gain/loss on investments, net	(49)	(69)	(14)	(17)	16
Gain on litigation settlements	—	—	—	—	(6,000)
Non-GAAP tax adjustments	14,203	8,025	85,781	26,816	87,724
Non-GAAP net income (loss)	$5,065	$(21,443)	$6,868	$(24,733)	$(3,512)

NET INCOME (LOSS) PER DILUTED SHARE:
GAAP net income (loss) per diluted share	$2.90	$(1.56)	$(2.87)	$0.72	$(3.52)
Amortization of intangibles	—	—	—	—	0.01
Stock-based compensation expense	0.19	0.20	0.14	0.55	0.47
Intangibles impairment	—	—	0.04	—	0.04
Restructuring and other charges	0.04	0.06	0.01	0.13	0.09
Litigation reserves, net	(3.43)	0.28	0.01	(3.19)	0.01
Gain/loss on investments, net	—	—	—	—	—
Gain on litigation settlements	—	—	—	—	(0.21)
Non-GAAP tax adjustments	0.47	0.28	2.90	0.94	2.99
Non-GAAP net income (loss) per diluted share [1]	$0.17	$(0.74)	$0.23	$(0.85)	$(0.12)

Shares used in computing GAAP net income (loss) per diluted share	29,364	28,883	29,524	29,389	29,266
Shares used in computing non-GAAP net income (loss) per diluted share	29,364	28,883	29,581	28,992	29,266

1 The per share reconciliation of GAAP to non-GAAP may not aggregate due to both calculations utilizing a different share basis. The net loss per diluted share calculation uses a lower share count as it excludes potentially dilutive shares included in the net income per diluted share calculation.

NETGEAR, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands, except per share data, DSO, inventory turns, weeks of channel inventory, headcount and percentage data)

(Unaudited)

	Three Months Ended
	September 29, 2024	June 30, 2024	March 31, 2024	December 31, 2023	October 1, 2023

Cash, cash equivalents and short-term investments	$395,732	$294,339	$289,421	$283,648	$228,045
Cash, cash equivalents and short-term investments per diluted share	$13.48	$10.19	$9.85	$9.56	$7.71

Accounts receivable, net	$177,326	$147,069	$172,771	$185,059	$200,900
Days sales outstanding (DSO)	88	93	96	89	92

Inventories	$161,976	$188,936	$211,270	$248,851	$280,918
Ending inventory turns	3.1	2.4	2.2	2.0	1.8

Weeks of channel inventory:
U.S. retail channel	9.5	9.5	11.2	10.8	11.8
U.S. distribution channel	2.4	2.8	4.0	7.9	5.8
EMEA distribution channel	5.3	5.2	5.9	6.4	7.4
APAC distribution channel	9.5	8.3	8.0	10.0	13.1

Deferred revenue (current and non-current)	$35,068	$34,216	$33,714	$31,994	$29,796

Headcount	638	622	628	635	644
Non-GAAP diluted shares	29,364	28,883	29,395	29,683	29,581

NET REVENUE BY GEOGRAPHY

	Three Months Ended						Nine Months Ended
	September 29, 2024		June 30, 2024		October 1, 2023		September 29, 2024		October 1, 2023

Americas	$127,752	70%	$95,503	66%	$141,018	71%	$333,183	67%	$379,551	69%
EMEA	32,798	18%	27,355	19%	35,684	18%	91,340	19%	111,023	20%
APAC	22,304	12%	21,042	15%	21,143	11%	66,817	14%	61,592	11%
Total	$182,854	100%	$143,900	100%	$197,845	100%	$491,340	100%	$552,166	100%

NETGEAR, INC.

SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

(In thousands)

(Unaudited)

NET REVENUE BY SEGMENT

	Three Months Ended			Nine Months Ended
	September 29, 2024	June 30, 2024	October 1, 2023	September 29, 2024	October 1, 2023

NETGEAR for Business	$78,530	$59,867	$70,510	$207,020	$223,679
Connected Home	104,324	84,033	127,335	284,320	328,487
Total net revenue	$182,854	$143,900	$197,845	$491,340	$552,166

SERVICE PROVIDER NET REVENUE

	Three Months Ended			Nine Months Ended
	September 29, 2024	June 30, 2024	October 1, 2023	September 29, 2024	October 1, 2023

NETGEAR for Business	$268	$202	$219	$713	$427
Connected Home	22,949	19,732	32,403	70,234	71,346
Total service provider net revenue	$23,217	$19,934	$32,622	$70,947	$71,773